UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
April 11, 2008
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-22052 (Commission File No.)	65-0202059 (IRS Employer Identification No.)
1854 Shackleford Court, Suite 200,
Norcross, Georgia 30093-2924
(Address of principal executive offices)
(770) 806-9918
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) Effective April 11, 2008, Peter E. Fleming, III, our interim Chief Executive Officer, was appointed unanimously by the sitting members of our board of directors (the “Board”) to become a member of our Board, in order to fill one (1) of the four (4) vacancies currently existing on our Board.
     On March 22, 2007, we entered into an employment agreement with Mr. Fleming. The employment agreement is for a three-year term and will expire March 26, 2010, but will automatically renew for additional one (1) year terms thereafter unless either party provides notice to the other party of its intent not to renew such employment agreement not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the expiration of the then-current term or unless the employment agreement is terminated earlier in accordance with its terms. Pursuant to the employment agreement, Mr. Fleming currently receives an annual base salary of $225,000 and is eligible to receive cash bonuses in amounts equal to 40% of his annual compensation and equity-based incentives at the discretion of our Compensation Committee. In the event of a termination of employment without cause or by Mr. Fleming for good reason, each as defined in the employment agreement, if Mr. Fleming executes a full and complete release of any and all claims against the Company in a form satisfactory to us, then Mr. Fleming shall receive: (i) six (6) months of his base salary as of the date of termination; plus (ii) a pro rata portion of any accrued vacation not already taken; plus (iii) a pro rata portion of any bonus that would have been paid to Mr. Fleming under any bonus plan which is adopted by our Compensation Committee or Board in such year if we and Mr. Fleming have met the targeted goals prior to the date of termination; plus (iv) the continuation for three (3) months from the effective date of termination of all of Mr. Fleming’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to Mr. Fleming prior to the termination. All of the foregoing shall be payable in accordance with our customary payroll practices then in effect. Further, in the event of a termination of employment without cause or by Mr. Fleming for good reason, any options then held by Mr. Fleming that have not already vested in accordance with their terms shall immediately vest and become exercisable. Finally, options held Mr. Fleming will vest upon a change in control of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.
Date: April 15, 2008	/s/ Peter E. Fleming, III
Peter E. Fleming, III
Chief Executive Officer

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